UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 12, 2015

TIMKENSTEEL CORPORATION (Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706
(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2015, the Board of Directors (the “Board”) of TimkenSteel Corporation (the “Company”) elected Terry L. Dunlap as a director of the Company, effective immediately. Mr. Dunlap was appointed to serve as a member of the Compensation Committee of the Board.

The Board has determined that Mr. Dunlap meets all of the standards for independence under the applicable regulations of the New York Stock Exchange and the Company’s Corporate Governance Guidelines, and that he is independent and free of any material relationships with the Company. The Board further determined that Mr. Dunlap has no relationship to the Company that is material to his ability to be independent from management in connection with the duties of a Compensation Committee member, apart from his service as a director.

Mr. Dunlap is the principal at Sweetwater LLC, a consulting and investing business with a focus on manufacturing and technology. Previously, Mr. Dunlap spent 31 years with Allegheny Technologies (ATI), a diversified specialty metals producer, where he held numerous positions in sales, marketing, manufacturing, supply chain, logistics and information technology. He served as executive vice president of ATI’s flat-rolled products group from 2011 until his retirement in December 2014. He also was president of ATI Allegheny Ludlum from 2002 to 2014 and served on the boards of two ATI joint venture companies. Mr. Dunlap brings to the Board expertise in all aspects of the metals industry, adding further depth to the Board’s already significant understanding of the market and supply chain dynamics that affect the Company’s business.

Mr. Dunlap will be compensated in accordance with the Company’s standard compensation policies and practices for the non-employee, independent members of the Board, the components of which were disclosed in the Company’s most recent Proxy Statement filed with the Securities and Exchange Commission on March 20, 2015.

There are no arrangements or understandings between Mr. Dunlap and any other person pursuant to which he was appointed to the Board. Further, Mr. Dunlap is not a participant in any related party transaction required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMKENSTEEL CORPORATION

Date:	August 13, 2015	By:	/s/ Frank A. DiPiero
Frank A. DiPiero
Executive Vice President, General Counsel and Secretary